Exhibit 10 (a) (xiv)
Named Executive Officer Salaries

Amount
Name	(Effective May 1, 2010)
William R. Johnson	$1,250,000
Chairman, President, and Chief Executive Officer

Arthur B. Winkleblack	$650,000
Executive Vice President and Chief Financial Officer

David C. Moran	$665,000
Executive Vice President, President & Chief Executive Officer, Heinz Europe

C. Scott O’Hara	$650,000
Executive Vice President, President and Chief Executive Officer, Heinz North America

Michael D. Milone Executive Vice President Heinz Rest of World, Global ERM and Global Infant/Nutrition	$600,000
Director Compensation
In Fiscal Year 2011, non-employee directors will receive an additional 250 restricted stock units in their annual equity grant for a total of 3,250 restricted stock units.